Exhibit 99.1

VOC Energy Trust Announces Closing of Initial Public Offering

Austin, Texas—May 10, 2011—VOC Energy Trust (the Trust) announced today that the initial public offering of 11,085,000 trust units has been consummated.  The 11,085,000 trust units represent an approximate 65.2% beneficial interest in the Trust.  The trust units are listed on the New York Stock Exchange under the symbol “VOC”. The actual sale of the trust units was made by VOC Brazos Energy Partners, L.P., which conveyed a net profits interest to the Trust in exchange for all of the 17,000,000 outstanding trust units of the Trust.  Net proceeds to VOC Brazos Energy Partners, L.P., before offering expenses, were approximately $216.5 million.  The underwriters in the offering have exercised the over-allotment option granted to them by VOC Brazos Energy Partners, L.P. to purchase an additional 1,662,750 trust units.  The over-allotment closing is scheduled to take place on May 12, 2011.  The Trust has a total of 17,000,000 trust units outstanding.

Raymond James & Associates, Inc. and Morgan Stanley & Co. Incorporated served as joint book-running managers of this offering. Oppenheimer & Co., Inc., RBC Capital Markets, LLC, Robert W. Baird & Co. Incorporated, Morgan Keegan & Co. Inc., Janney Montgomery Scott, LLC and Wunderlich Securities, Inc. served as co-managers. This sale of trust units was made only by means of a prospectus. A written prospectus meeting the requirements of the Securities Act of 1933 may be obtained from:

Raymond James & Associates, Inc.	Morgan Stanley & Co. Incorporated
Attn: Equity Syndicate	Attn: Prospectus Dept.
c/o Raymond James & Associates, Inc.	180 Varick Street, 2nd Floor
880 Carillon Parkway	New York, New York 10014
St. Petersburg, Florida 33716	Toll free No.: (866) 718-1649
Toll free No.: (800) 248-8863	Email: prospectus@morganstanley.com
Email: Andrea.Borum@RaymondJames.com

The initial public offering of the trust units was made pursuant to a Registration Statement on Form S-1 previously filed with the U.S. Securities and Exchange Commission.

About VOC Energy Trust:

VOC Energy Trust is a Delaware statutory trust formed to own the net profits interest, which represents the right to receive during the term of the Trust 80% of the net proceeds from the sale of production from oil and natural gas properties in Kansas and Texas.

Forward-Looking Statements
This news release contains forward-looking statements regarding a potential initial public offering by the Trust. No assurance can be given that the initial public offering discussed herein will be completed within a particular time frame if at all. The Trust does not undertake any obligation to publicly update or revise any forward-looking statements.

CONTACT:

Michael J. Ulrich, Vice President

The Bank of New York Mellon Trust Company, N.A.,

as Trustee of VOC Energy Trust

919 Congress Avenue, Suite 500

Austin, TX 78701

+1 (512) 236-6599